     ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

      Newport Management Corporation (the "Asserting Party") provides this assessment of compliance with respect to its performance of functions for the Applicable Servicing Criteria, as specified in Item
1122(d) of Regulation AB promulgated by the Securities and Exchange
Commission, in regards to the loans selected in the Platform for the following Period:

Platform:  Pools of loans, underlying publicly-issued residential mortgage-backed securities that were issued on or after January 1,
2006 by IndyMac Bank ("IndyMac"), on which escrow payments were disbursed in 2006, specifically Item 1122(d)(4)(xi), only as it relates to the "Applicable Servicing Criteria" described below, and as disclosed by IndyMac to the Asserting Party (collectively, "Eligible
Loans", as identified in Schedule A).

Period:  As of and for the year ended December 31, 2006.

Applicable Servicing Criteria:  the servicing criteria which applies to the functions performed by the Asserting Party is set forth in Section
229.1122(d)(4)(xi) ("Applicable Servicing Criteria").  With respect to the Applicable Servicing Criteria, the Asserting Party performs the following limited functions:

1.      Processes the obligor's hazard insurance information it
receives and provides IndyMac with the applicable hazard insurance effective date, payment amount, and payee (collectively, "Insurance
Information");

2.       Provides the Insurance Information to IndyMac no later than
5 days prior to the applicable expiration date as indicated in the
Insurance Information.

      With respect to the Platform, and with respect to the Period, the
Asserting Party provides the following assessment of its compliance in respect of the Applicable Servicing Criteria (as defined above):

      1.  The Asserting Party is responsible for assessing its
compliance with respect to the functions it performs for the
Applicable Servicing Criteria.

      2.  The Asserting Party has assessed its compliance with respect to the functions it performs for the Applicable Servicing Criteria.

      3.  Other than as identified on Schedule B hereto, as of and for the Period, the Asserting Party was in material compliance with respect to the functions it performs for the Applicable Servicing Criteria.

      KPMG, LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Asserting Party's foregoing assessment of compliance.

NEWPORT MANAGEMENT CORPORATION

By: /s/ Mark A. McElroy
   -------------------------------
Its: Executive Vice President

Dated: February 27, 2007

                             Schedule A

                           Eligible Loans

   Exhibit Maintained at the office of the depositor

                             Schedule B

                 Material Instances of Noncompliance

No Material instances of noncompliance:  Newport Management
Corporation has complied, in all material respects, with the aforementioned criterion as of and for the year ended December
31, 2006.